Exhibit 99.1

full year and fourth Quarter 2020 Earnings Results

Sixth Street Specialty Lending, Inc. Reports Full Year and Fourth Quarter 2020 Earnings Results; Declares a Special Dividend Per Share of $1.25, a First Quarter Base Dividend Per Share of $0.41, and a Fourth Quarter Supplemental Dividend Per Share of $0.05

NEW YORK—February 17, 2021— Sixth Street Specialty Lending, Inc. (NYSE: TSLX, or the “Company”) today reported net investment income of $147.0 million, or $2.19 per share, and net income of $178.1 million, or $2.65 per share, for the year ended December 31, 2020. For the quarter ended December 31, 2020, net investment income was $32.8 million, or $0.48 per share, and net income was $53.5 million or $0.79 per share. Both these amounts include approximately $0.02 per share of capital gains incentive fee expenses that were accrued, but not paid, related to cumulative unrealized capital gains in excess of cumulative net realized capital gains less any cumulative unrealized losses and capital gains incentive fees paid inception to date. Excluding the impact of the accrued capital gains-related incentive fee expenses, the Company’s net investment income per share and net income per share for the quarter ended December 31, 2020 were $0.50 and $0.81, respectively.

Return on equity (ROE) for the full year 2020 was 13.0% and 15.8% on a net investment income and a net income basis, respectively. Annualized ROE for the fourth quarter 2020 was 11.5% and 18.7% on a net investment income and a net income basis, respectively.

Reported net asset value (NAV) per share was $17.16 at December 31, 2020 as compared to reported NAV per share of $16.87 at September 30, 2020. The drivers of this quarter’s NAV per share growth were the Company’s continued overearning of its base quarterly dividend, net realized and unrealized gains related to portfolio-company specific events, and unrealized gains from the impact of credit spread tightening on the valuation of the Company’s investments.

The Company announced that its Board of Directors (the “Board”) has declared a special cash dividend per share of $1.25 that will be payable on April 8, 2021 to shareholders of record as of March 25, 2021.The Company’s Board has also declared a first quarter 2021 base dividend of $0.41 per share to shareholders of record as of March 15, 2021, payable on April 15, 2021. In addition, the Board declared a Q4 2020 supplemental dividend of $0.05 per share to shareholders of record as of February 26, 2021, payable on March 31, 2021.

On February 3, 2021, the Company issued $300.0 million aggregate principal amount of unsecured notes that mature on August 1, 2026 (the “2026 Notes”) at a spread to Treasury of 225 basis points. The Company used the net proceeds of the 2026 Notes to repay outstanding indebtedness under the Revolving Credit Facility. In connection with the issuance of the 2026 Notes, the Company entered into an interest rate swap to continue to align the interest rates of its liabilities with its investment portfolio, which consists of predominantly floating rate loans.

On February 5, 2021, the Company completed an amendment to its Revolving Credit Facility, which increased the aggregate commitments under the facility from $1.335 billion to $1.485 billion, increased the accordion to allow for commitments of up to $2.00 billion from $1.75 billion, and extended the stated maturity date to February 4, 2026 for $1.390 billion of commitments. Other key terms of the Revolving Credit Facility remain unchanged.

Net Investment Income
2020 ($MM): Q4 2020 ($MM):	$147.0 $32.8
2020 (per share) Q4 2020 (per share):	$2.19 $0.48

Net Income
2020 ($MM): Q4 2020 ($MM):	$178.1 $53.5
2020 (per share) Q4 2020 (per share):	$2.65 $0.79

ROE
2020 (NII): Q4 2020 (NII, annualized):	13.0% 11.5%
2020 (NI): Q4 2020 (NI, annualized):	15.8% 18.7%

NAV
Q4 2020 ($MM):	$1,161.3
Q4 2020 (per share)	$17.16
Q4 2020 (per share, PF):	$15.86

Dividends Declared (per share)
Q4 2020 (Base):	$0.41
2020 (Base):	$1.64
2020 (Supp/Special):	$0.66
2020 (Total):	$2.30

Portfolio and Investment Activity

Full Year

For the year ended December 31, 2020, new investment commitments totaled $1,184.7 million. This compares to $1,233.5 million for the year ended December 31, 2019.

For the year ended December 31, 2020, the principal amount of new investments funded was $939.0 million in 31 new portfolio companies and 27 existing portfolio companies. For this period, the Company had $941.3 million aggregate principal amount in exits and repayments.

For the year ended December 31, 2019, the principal amount of new investments funded was $1,087.6 million in 32 new portfolio companies and 14 existing portfolio companies. For this period, the Company had $575.2 million aggregate principal amount in exits and repayments.

Fourth Quarter

For the quarter ended December 31, 2020, new investment commitments totaled $526.0 million. This compares to $435.5 million for the quarter ended September 30, 2020.

For the quarter ended December 31, 2020, the principal amount of new investments funded was $449.8 million in ten new portfolio companies and ten existing portfolio companies. For this period, the Company had $265.7 million aggregate principal amount in exits and repayments. For the quarter ended September 30, 2020, the principal amount of new investments funded was $332.3 million in twelve new portfolio companies and four existing portfolio companies. For this period, the Company had $253.1 million aggregate principal amount in exits and repayments.

As of December 31, 2020 and September 30, 2020, the Company had investments in 70 portfolio companies with an aggregate fair value of $2,298.9 million and $2,100.8 million, respectively. As of December 31, 2020, the average investment size in each portfolio company was $32.8 million based on fair value.

As of December 31, 2020, the Company’s portfolio based on fair value consisted of 95.6% first-lien debt investments, 0.2% second-lien debt investments, 0.5% mezzanine investments, and 3.7% equity and other investments. As of September 30, 2020, the Company’s portfolio based on fair value consisted of 95.0% first-lien debt investments, 0.4% second-lien debt investments, 0.5% mezzanine investments, and 4.1% equity and other investments.

As of December 31, 2020 and September 30, 2020 approximately 95.8% and 95.4% of the portfolio was invested in secured debt, respectively.

As of December 31, 2020, 99.1% of debt investments based on fair value in the portfolio bore interest at floating rates (when including investment specific hedges), with 99.2% of these subject to LIBOR floors. The Company’s credit facilities also bear interest at floating rates. In connection with the Company’s Convertible Notes and other Notes, which bear interest at fixed rates, the Company entered into fixed-to-floating interest rate swaps in order to align the nature of the interest rates of its liabilities with its investment portfolio.

1.	Calculation includes income earning debt investments only.

2020
Commitments:	$1,184.7MM
Fundings:	$939.0MM
Net Fundings:	$(2.3)MM

Q4 2020
Commitments:	$526.0MM
Fundings:	$449.8MM
Net Fundings:	$184.1MM

Average Investment Size
$32.8MM (1.4% of the portfolio at fair value)

First Lien Debt Investments (% FV)
95.6%

Secured Debt Investments (% FV)
95.8%

Floating Rate Debt Investments[1] (% FV)
99.1%

Portfolio and Investment Activity (Continued)

As of December 31, 2020 and September 30, 2020, the weighted average total yield of debt and income-producing securities at fair value (which includes interest income and amortization of fees and discounts) was 10.0% and 10.1%, respectively, and the weighted average total yield of debt and income-producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 10.2% for both periods.

As of December 31, 2020, 99.1% of the portfolio at fair value was meeting all payment and covenant requirements, flat from the prior quarter. This quarter’s non-accruals were driven by the addition of the Company’s first lien loan in American Achievement, a company that manufactures and supplies yearbooks, class rings and graduation products. This addition was offset by the removal of the MD America first lien term loan and J.C. Penney prepetition securities due to each company’s emergence from Chapter 11 bankruptcy.

Weighted Average Yield of Debt and Incoming-Producing Securities
Yield at Fair Value:	10.0%
Yield at Amortized Cost:	10.2%

Results of Operations for the full year and the Three Months Ended december 31, 2020

Full Year

For the years ended December 31, 2020 and 2019, investment income totaled $270.0 million and $251.5 million, respectively. The increase in investment income was primarily driven by an increase in accelerated amortization of upfront fees and prepayment fees due to a higher number of paydowns, coupled with robust other fee income.

Net expenses totaled $117.3 million and $119.4 million for the years ended December 31, 2020 and 2019, respectively. This decrease in net expenses was primarily driven by lower interest expense resulting from the impact of a decrease in LIBOR on the Company’s 100% floating rate liability structure.

Fourth Quarter

For the three months ended December 31, 2020 and 2019, investment income totaled $62.2 million and $66.5 million, respectively. The decrease in total investment income resulted from a decrease in total interest from investments and other income.

Net expenses totaled $27.7 million and $31.9 million for the three months ended December 31, 2020 and 2019, respectively. The decrease in expenses was primarily driven by lower interest expense resulting from a decrease in the average interest rate on debt outstanding.

Debt and Capital Resources

As of December 31, 2020, the Company had $13.3 million in cash and cash equivalents (including $10.8 million of restricted cash), total principal value of debt outstanding of $1,112.6 million, and $862.7 million of undrawn capacity on its revolving credit facility, subject to borrowing base and other limitations. The Company’s weighted average interest rate on debt outstanding was 2.3% and 2.4% for the three months ended December 31, 2020 and September 30, 2020, respectively. At December 31, 2020, the Company’s debt to equity ratio was 0.95x, compared to 0.81x at September 30, 2020. Average debt to equity was 0.87x and 0.93x during the three months ended December 31, 2020 and September 30, 2020, respectively.

1.	Pro-forma for unsettled trade receivables of $11.8 million at December 31, 2020.
2.

Daily average debt outstanding during the quarter divided by the daily average net assets during the quarter. Daily average net assets is calculated by starting with the prior quarter end net asset value and adjusting for capital activity during the quarter (adding common stock offerings / DRIP contributions).

2020
Investment Income:	$270.0MM
Net Expenses:	$117.3MM

Q4 2020
Investment Income:	$62.2MM
Net Expenses:	$27.7MM

Total Principal Debt Outstanding
$1,112.6MM

Debt-to-Equity Ratio
Q4 2020 Quarter End[1]:	0.95x
2020 Average[2]:	0.91x
Q4 2020 Average[2]:	0.87x

LIQUIDITY AND FUNDING PROFILE

Liquidity

The following tables summarize the Company’s liquidity at December 31, 2020 and changes to unfunded commitments since September 30, 2020.

Revolving Credit Facility[1]		Unfunded Commitment Activity
Revolver Capacity	$1,485	Unfunded Commitments (See Note 8 in 9/30/20 10-Q)	$250
Drawn on Revolver	($179)	Extinguished Unfunded Commitments	($105)
Unrestricted Cash Balance	$2	New Unfunded Commitments	$66
Total Liquidity (Pre-Unfunded Commitments)	$1,308	Net Drawdown of Unfunded Commitments	($18)
Available Unfunded Commitments	($91)	Total Unfunded Commitments	$193
Total Liquidity (Burdened for Unfunded Commitments)	$1,217	Unavailable Unfunded Commitments[2]	($102)
		Available Unfunded Commitments	$91
1.

Adjusted to reflect the $300 million of 2026 unsecured notes that closed in February 2021, the net proceeds of which were used to pay down a portion of the outstanding revolver borrowings and the February 2021 upsizing of the revolving credit facility by $150 million to $1.485 billion and extension of the maturity date to February 2026 for $1.390 billion of commitments.

2.

Commitments may be subject to limitations on borrowings set forth in the agreements between the Company and the applicable portfolio company. As a result, portfolio companies may not be eligible to borrow the full commitment amount on such date.

Note: May not sum due to rounding.

Funding Profile

At December 31, 2020, the Company’s funding mix was comprised of 84% unsecured and 16% secured debt*. As illustrated below, the Company’s nearest debt maturity is in August 2022 at $143 million, and the weighted average remaining life of investments funded with debt was ~2.5 years, compared to a weighted average remaining maturity on debt of ~4.5 years.

* Adjusted to reflect the $300 million of 2026 unsecured notes that closed in February 2021, the net proceeds of which were used to pay down a portion of the outstanding revolver borrowings and the February 2021 upsizing of the revolving credit facility by $150 million to $1.485 billion and extension of the maturity date to February 2026 for $1.390 billion of commitments . Numbers may not sum to 100% due to rounding

1.

Net of Deferred Financing Costs and Interest Rate Fair Value Hedging. Deferred Financing Costs total $18.5M at 12/31/19, $21.4M at 3/31/20, $19.7M at 6/30/20, $18.4M at 9/30/20 and $17.2M at 12/31/20. Fair value hedge on interest rate swaps related to the 2024 notes total ($1.7) M at 12/31/19, $17.0M at 3/31/20, $19.3M at 6/30/20, $18.1M at 9/30/20 and $16.8M at 12/31/20.

2.

Weighted by amortized cost of debt investments. Investments are financed by debt and permanent equity capital.  This analysis assumes longer-dated investments are currently funded by permanent equity capital (51% of investments) and the remaining (shorter-dated) investments (49% of investments) are currently funded by debt financing. Investments for purposes of this analysis exclude unfunded commitments, and permanent equity capital is defined as 12/31/20 net assets.

3.

Weighted by gross commitment amount. Adjusted to reflect the $300 million of 2026 unsecured notes that closed in February 2021, the net proceeds of which were used to pay down a portion of the outstanding revolver borrowings and the February 2021 upsizing of the revolving credit facility by $150 million to $1.485 billion and extension of the maturity date to February 2026 for $1.390 billion of commitments.

Conference Call and Webcast

Conference Call Information:

A conference call to discuss the Company’s financial results will be held live at 8:30 a.m. Eastern Time on February 18, 2021. Please visit TSLX’s webcast link located on the Events & Presentations page of the Investor Resources section of TSLX’s website http://www.sixthstreetspecialtylending.com for a slide presentation that complements the Earnings Conference Call. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (877) 359-9508

International: +1 (253) 237-1122

Conference ID: 5466092

All callers will need to enter the Conference ID followed by the # sign and reference “Sixth Street Specialty Lending” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available from approximately 12:00 p.m. Eastern Time on February 18 through February 25 via a webcast link located on the Investor Resources section of TSLX’s website, and via the dial-in numbers listed below:

Domestic: (855) 859-2056

International: +1 (404) 537-3406

Conference ID: 5466092

Financial Highlights

(Amounts in millions, except per share amounts)

		Three Months Ended
		(unaudited)
	December 31, 2020	September 30, 2020	December 31, 2019

Investments at Fair Value	$2,298.9	$2,100.8	$2,245.9
Total Assets	$2,338.6	$2,136.6	$2,280.9
Net Asset Value Per Share	$17.16	$16.87	$16.83
Supplemental Dividend Per Share	$0.05	$0.10	$0.06
Special Dividend Per Share	$1.25	$0.00	$0.00
Pro Forma Net Asset Value Per Share (1)	$15.86	$16.77	$16.77

Investment Income	$62.2	$71.3	$66.5
Net Investment Income	$32.8	$41.1	$33.8
Net Income	$53.5	$81.9	$37.7

Net Investment Income Per Share	$0.48	$0.61	$0.51
Net Income Per Share	$0.79	$1.21	$0.57
Accrued Capital Gains Incentive Fee	$0.02	$0.00	$0.00
Adjusted Net Investment Income Per Share(2)	$0.50	$0.61	$0.51
Adjusted Net Income Per Share(2)	$0.81	$1.21	$0.57

Annualized Return on Equity (Net Investment Income)(3)	11.5%	15.1%	12.2%
Annualized Return on Equity (Net Income)(3)	18.7%	30.1%	13.6%

Weighted Average Yield of Debt and Income Producing Securities at Fair Value	10.0%	10.1%	10.5%
Weighted Average Yield of Debt and Income Producing Securities at Amortized Cost	10.2%	10.2%	10.7%
Percentage of Debt Investment Commitments at Floating Rates (4)	99.1%	98.9%	99.2%

1.	Pro forma net asset value per share gives effect to the supplemental dividend declared related to earnings or special dividend in the applicable period.
2.

Adjusted to exclude the capital gains incentive fee that was accrued, but not paid, related to cumulative unrealized capital gains in excess of cumulative net realized capital gains less any cumulative unrealized losses and capital gains incentive fees paid inception to date.

3.	Return on equity is calculated using prior period’s ending net asset value per share.
4.	Includes one or more fixed rate investments for which the Company entered into an interest rate swap agreement to swap to floating rate. Calculation includes income earning debt investments only.

Financial Statements and Tables

Sixth Street Specialty Lending, Inc.
Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2020	2019
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $2,187,427 and $2,099,781, respectively)	$2,249,302	$2,147,876
Non-controlled, affiliated investments (amortized cost of $12,892 and $49,445, respectively)	12,892	50,136
Controlled, affiliated investments (amortized cost of $58,709 and $88,811, respectively)	36,676	47,916
Total investments at fair value (amortized cost of $2,259,028 and $2,238,037, respectively)	2,298,870	2,245,928
Cash and cash equivalents (restricted cash of $10,815 and $9,315, respectively)	13,274	14,143
Interest receivable	8,583	13,055
Prepaid expenses and other assets	17,866	7,805
Total Assets	$2,338,593	$2,280,931
Liabilities
Debt (net of deferred financing costs of $17,246 and $18,471, respectively)	$1,110,363	$1,094,467
Management fees payable to affiliate	8,435	8,234
Incentive fees payable to affiliate	8,673	7,161
Dividends payable	27,728	25,927
Other payables to affiliate	2,632	1,948
Other liabilities	19,447	23,897
Total Liabilities	1,177,278	1,161,634
Commitments and contingencies
Net Assets
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 67,980,253 and 66,613,671 shares issued, respectively; and 67,684,209 and 66,524,591 shares outstanding, respectively	680	666
Additional paid-in capital	1,025,676	1,009,270
Treasury stock at cost; 296,044 and 89,080 shares held, respectively	(4,291)	(1,359)
Distributable earnings	139,250	110,720
Total Net Assets	1,161,315	1,119,297
Total Liabilities and Net Assets	$2,338,593	$2,280,931
Net Asset Value Per Share	$17.16	$16.83

Sixth Street Specialty Lending, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

	Year Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2018
Income
Investment income from non-controlled, non-affiliated investments:
Interest from investments	$237,260	$224,810	$232,517
Dividend income	1,816	420	196
Other income	22,174	13,838	11,298
Total investment income from non-controlled, non-affiliated investments	261,250	239,068	244,011
Investment income from non-controlled, affiliated investments:
Interest from investments	4,606	6,370	3,652
Other income	368	88	398
Total investment income from non-controlled, affiliated investments	4,974	6,458	4,050
Investment income from controlled, affiliated investments:
Interest from investments	3,809	5,958	13,763
Other income	4	11	90
Total investment income from controlled, affiliated investments	3,813	5,969	13,853
Total Investment Income	270,037	251,495	261,914
Expenses
Interest	39,402	49,110	42,761
Management fees	32,105	30,104	28,589
Incentive fees	32,904	27,211	30,515
Professional fees	6,775	6,530	7,208
Directors’ fees	825	595	414
Other general and administrative	5,262	5,912	5,226
Total expenses	117,273	119,462	114,713
Management and incentive fees waived	—	—	(63)
Net Expenses	117,273	119,462	114,650
Net Investment Income Before Income Taxes	152,764	132,033	147,264
Income taxes, including excise taxes	5,760	3,750	3,375
Net Investment Income	147,004	128,283	143,889
Unrealized and Realized Gains (Losses)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	10,304	29,432	(15,207)
Non-controlled, affiliated investments	2,785	1,272	(670)
Controlled, affiliated investments	18,862	(12,381)	(2,028)
Translation of other assets and liabilities in foreign currencies	(5,068)	(3,255)	5,455
Interest rate swaps	6,812	9,194	(1,701)
Total net change in unrealized gains (losses)	33,695	24,262	(14,151)
Realized gains (losses):
Non-controlled, non-affiliated investments	25,382	5,482	3,457
Non-controlled, affiliated investments	7,854	—	—
Controlled, affiliated investments	(36,352)	(3,594)	(14,890)
Extinguishment of debt	739	—	—
Interest rate swaps	(62)	41	—
Foreign currency transactions	(152)	109	712
Total net realized gains (losses)	(2,591)	2,038	(10,721)
Total Unrealized and Realized Gains (Losses)	31,104	26,300	(24,872)
Increase in Net Assets Resulting from Operations	$178,108	$154,583	$119,017
Earnings per common share—basic and diluted	$2.65	$2.34	$1.86
Weighted average shares of common stock outstanding—basic and diluted	67,209,078	66,069,305	64,028,137

The Company’s investment activity for year ended December 31, 2020, 2019 and 2018 is presented below (information presented herein is at par value unless otherwise indicated).

	For the Year Ended December 31,
($ in millions)	2020	2019	2018
New investment commitments:
Gross originations	$3,296.8	$3,007.0	$2,199.4
Less: Syndications/sell downs	2,112.1	1,773.5	1,291.2
Total new investment commitments	$1,184.7	$1,233.5	$908.2
Principal amount of investments funded:
First-lien	$909.6	$1,055.7	$798.2
Second-lien	5.2	12.4	0.8
Mezzanine	4.1	—	2.5
Equity and other	20.0	19.5	15.4
Total	$939.0	$1,087.6	$816.9
Principal amount of investments sold or repaid:
First-lien	$922.1	$567.1	$702.5
Second-lien	4.4	0.8	59.6
Mezzanine	—	—	—
Equity and other	14.8	7.3	28.2
Total	$941.3	$575.2	$790.3
Number of new investment commitments in new portfolio companies	31	32	26
Average new investment commitment amount in new portfolio companies	$30.9	$28.7	$31.8
Weighted average term for new investment commitments in new portfolio companies (in years)	4.6	4.6	5.2
Percentage of new debt investment commitments at floating rates (1)	98.8%	98.7%	99.1%
Percentage of new debt investment commitments at fixed rates	1.2%	1.3%	0.9%
Weighted average interest rate of new investment commitments	10.2%	10.2%	10.5%
Weighted average spread over LIBOR of new floating rate investment commitments	10.0%	8.0%	8.1%
Weighted average interest rate on investments sold or paid down	9.7%	11.8%	10.6%

1. Includes one or more fixed rate investments for the years ended December 31, 2020, 2019, and 2018, for which the Company entered into interest rate swap agreements to swap to floating rates.

About Sixth Street Specialty Lending

Sixth Street Specialty Lending is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. The Company is externally managed by Sixth Street Specialty Lending Advisers, LLC, an affiliate of Sixth Street and a Securities and Exchange Commission (“SEC”) registered investment adviser. The Company leverages the deep investment, sector, and operating resources of Sixth Street, a global investment firm with over $50 billion of assets under management. For more information, visit the Company’s website at www.sixthstreetspecialtylending.com.

About Sixth Street

Sixth Street is a global investment firm with over $50 billion in assets under management and committed capital. We operate nine diversified, collaborative investment platforms: TAO, Growth, Specialty Lending, Fundamental Strategies, Infrastructure, Opportunities, Insurance, Agriculture, and Credit Market Strategies. Our long-term oriented, highly flexible capital base and "One Team" cultural philosophy allow us to invest thematically across sectors, geographies, and asset classes. Founded in 2009, Sixth Street has more than 320 team members including over 145 investment professionals in nine locations around the world. For more information about Sixth Street, visit www.sixthstreet.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition, including expectations with respect to the Company’s portfolio companies. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any such forward-looking statements.

Investors:

Lucy Lu, 212–601-4753
Sixth Street Specialty Lending
IRTSLX@sixthstreet.com

Media:

Patrick Clifford, 617-793-2004
Sixth Street
PClifford@sixthstreet.com